UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2023

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446
1-3672	Ameren Illinois Company (Illinois Corporation) 10 Richard Mark Way Collinsville, Illinois 62234 (618) 343-8150	37-0211380

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AEE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company
Ameren Corporation	☐
Ameren Illinois Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Ameren Corporation	☐
Ameren Illinois Company	☐

ITEM 8.01	Other Events.

On January 20, 2023, Ameren Illinois Company ("Ameren Illinois"), a subsidiary of Ameren Corporation ("Ameren"), filed a multi-year rate plan ("MYRP") with the Illinois Commerce Commission ("ICC") to be used in setting base electric distribution service rates for the calendar years 2024 through 2027. The following table includes the forecasted revenue requirement, the requested return on equity ("ROE"), the requested capital structure common equity percentage, and the forecasted average annual rate base for 2024 through 2027 as reflected in Ameren Illinois' MYRP:

Year	Forecasted Revenue Requirement (millions)	Requested Return on Equity	Requested Capital Structure Common Equity Percentage	Forecasted Average Annual Rate Base (billions)
2024	$1,282	10.5%	53.99%	$4.3
2025	$1,373	10.5%	53.97%	$4.6
2026	$1,477	10.5%	54.02%	$5.0
2027	$1,556	10.5%	54.03%	$5.3

Under an MYRP, any initial rate increase is permitted to be phased in, with at least 50% of the first annual period’s approved rate increase reflected in rates in the first annual period and the remaining portion deferred as a regulatory asset and collected from customers over a period not to exceed two years beginning within one year after the second annual period’s rates are effective. Ameren Illinois' MYRP filing utilizes this phase-in provision and proposes to defer 50% of the requested 2024 rate increase of $175 million as a regulatory asset to be collected from customers in 2026.

The MYRP also allows Ameren Illinois to reconcile its actual revenue requirement to ICC-approved electric distribution service rates on an annual basis, subject to a reconciliation cap, which provides that the actual revenue requirement does not exceed 105% of the annual revenue requirement approved by the ICC. Certain variations from forecasted costs would be excluded from the reconciliation cap, including those associated with major storms; new business and facility relocations; changes in the timing of certain expenditures or investments into or out of the applicable calendar year; and changes in interest rates, income taxes, taxes other than income taxes, pension and other post-retirement benefits costs, and amortization of certain regulatory assets. The reconciliation cap also excludes costs recovered through riders outside of base rates, such as riders for electric energy-efficiency investments, power procurement and transmission services, renewable energy credit compliance, zero emission credits, certain environmental costs, and bad debt write-offs, among others. Ameren Illinois’ existing riders will remain effective and electric distribution service revenues would continue to be decoupled from sales volumes under the MYRP. The actual revenue requirement for a particular year would incorporate Ameren Illinois’ year-end rate base and actual capital structure for such year, provided that the common equity ratio in such capital structure may not exceed that approved by the ICC in the MYRP.

Under the MYRP, the ROE approved by the ICC will be subject to annual adjustments during the four-year period based on seven performance metrics. In September 2022, the ICC issued an order approving total ROE incentives and penalties of 24 basis points allocated among the seven performance metrics. These performance metrics include improvements in service reliability in both the frequency and duration of outages, a reduction in peak loads, an increased percentage of spend with diverse suppliers, a reduction in disconnections for certain customers, and improved timeliness in response to customer requests for interconnection of distributed energy resources. The ROE incentives and penalties will apply annually from 2024 through 2027 under the MYRP.

An ICC decision in this proceeding is required by December 2023, with new rates effective starting in January 2024. Ameren Illinois cannot predict the level of any electric service rate changes the ICC may approve or whether any rate changes that may eventually be approved will be sufficient for Ameren Illinois to recover its costs and earn a reasonable return on its investments when the rate changes go into effect.

This combined Form 8-K is being filed separately by Ameren Corporation and Ameren Illinois Company (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

By:	/s/ Michael L. Moehn
Name:	Michael L. Moehn
Title:	Executive Vice President and Chief Financial Officer

AMEREN ILLINOIS COMPANY
(Registrant)

By:	/s/ Leonard P. Singh
Name:	Leonard P. Singh
Title:	Chairman and President

Date: January 23, 2023